Exhibit 10.1

ASSIGNMENT AND FIRST AMENDMENT

Dated as of September 7, 2012

to

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of June 8, 2012

among

MIDSTATES PETROLEUM COMPANY, INC.,

as Parent,

MIDSTATES PETROLEUM COMPANY LLC,

as Borrower,

SUNTRUST BANK,

as Administrative Agent, Swing Line Lender, an Issuing Lender and a Lender,

and

THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO

BANK OF AMERICA, N.A.,

as Syndication Agent

CAPITAL ONE, NATIONAL ASSOCIATION, CITIBANK, N.A., GOLDMAN SACHS BANK USA, KEYBANK NATIONAL ASSOCIATION,

MORGAN STANLEY SENIOR FUNDING, INC, NATIXIS,

ROYAL BANK OF CANADA,

THE ROYAL BANK OF SCOTLAND PLC and SOCIÉTÉ GÉNÉRALE,

as Co-Documentation Agents

SUNTRUST ROBINSON HUMPHREY, INC., MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, CAPITAL ONE, NATIONAL ASSOCIATION, CITIBANK, N.A., GOLDMAN SACHS BANK USA, KEYBANK NATIONAL ASSOCIATION,

MORGAN STANLEY SENIOR FUNDING, INC, NATIXIS NEW YORK BRANCH, RBC CAPITAL MARKETS, RBS SECURITIES INC. and SOCIÉTÉ GÉNÉRALE,

as Joint Bookrunners

SUNTRUST ROBINSON HUMPHREY, INC.,

as Lead Arranger

ASSIGNMENT AND FIRST AMENDMENT TO CREDIT AGREEMENT

THIS ASSIGNMENT AND FIRST AMENDMENT TO CREDIT AGREEMENT (hereinafter called this “Amendment”) is entered into as of September 7, 2012, by and among MIDSTATES PETROLEUM COMPANY, INC., a Delaware corporation (the “Parent”), MIDSTATES PETROLEUM COMPANY LLC, a Delaware limited liability company (the “Borrower”), the Lenders party hereto, and SUNTRUST BANK, as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”), as an Issuing Lender and as Swing Line Lender.

WITNESSETH:

WHEREAS, Borrower, Administrative Agent, the Issuing Lender, the Swing Line Lender and the lenders party thereto (the “Lenders”) entered into that certain Second Amended and Restated Credit Agreement dated as of June 8, 2012 (as amended, restated, modified or supplemented from time to time, the “Credit Agreement”), whereby the Lenders have agreed to make certain loans to Borrower upon the terms and conditions set forth therein;

WHEREAS, each of the Lenders listed on Part 1 of Annex B (each, an “Assignee Lender”) has informed Borrower and Administrative Agent that it intends to purchase and assume (severally and not jointly) a portion of the Commitment, outstanding Loans, outstanding LC Obligation, and other rights and obligations under the Credit Agreement and the other Loan Documents of each Lender listed on Part 2 of Annex B hereto (each, an “Assignor Lender”), and each Assignor Lender has agreed to sell and assign (severally and not jointly) a portion of such Commitment, outstanding Loans, outstanding LC Obligation, and other rights and obligations under the Credit Agreement such that, after giving effect thereto, each Assignor Lender and each Assignee Lender will have a Commitment and corresponding Pro Rata Share of the aggregate outstanding Loans and LC Obligation under the Credit Agreement as set forth on Annex A;

WHEREAS, Borrower has asked Administrative Agent, Issuing Lender and the Lenders to amend the Credit Agreement as described herein; and

WHEREAS, Administrative Agent, Issuing Lender and the Lenders are willing to amend the Credit Agreement as requested by Borrower, subject to the terms and conditions set forth herein.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements herein contained, the parties to this Amendment hereby agree as follows:

Section 1. Terms Defined in Credit Agreement. As used in this Amendment, except as may otherwise be provided herein, all capitalized terms that are defined in the Credit Agreement (as amended hereby) shall have the same meaning herein as therein defined, all of such terms and their definitions being incorporated herein by reference.

Section 2. Amendments to Credit Agreement on Amendment Effective Date. On the Amendment Effective Date (as defined below), the Credit Agreement shall be amended as follows:

(a) Section 1.01 of the Credit Agreement shall be amended by adding the following definitions in the appropriate alphabetical order:

“Acquisition” means the acquisition by Borrower or one of its Subsidiaries of certain assets of Eagle Energy pursuant to the Acquisition Agreement.

“Acquisition Agreement” means that certain Asset Purchase Agreement, dated as of August 11, 2012, by and between Eagle Energy and Borrower, together with all exhibits and schedules thereto, as the same may be amended, restated, modified or supplemented from time to time.

“Bridge Facility” means the proposed senior unsecured bridge credit facility for Borrower in an aggregate principal amount not to exceed $500,000,000.

“Conforming Borrowing Base” means, at any time on or after the First Amendment Effective Date, an amount equal to the amount of the “Conforming Borrowing Base” determined in accordance with Section 2.04 (it being understood that beginning on the Non-Conforming Borrowing Base Termination Date, the Conforming Borrowing Base is the equivalent of the Borrowing Base).

“Eagle Energy” means Eagle Energy Production, LLC, a Delaware limited liability company.

“First Amendment” means that certain First Amendment to Credit Agreement, dated as of September 7, 2012, among Parent, Borrower, the Lenders party thereto, Administrative Agent, the Issuing Lender and the Swing Line Lender.

“First Amendment Effective Date” means the date on which the First Amendment became effective in accordance with its terms.

“Non-Conforming Borrowing Base Fee Letter” means that certain $500,000,000 Amended Revolving Credit Facility Fee Letter dated August 11, 2012, among Parent, Borrower, SunTrust Bank, Bank of America, N.A. and the Arranger.

“Non-Conforming Borrowing Base Termination Date” means the earliest to occur of (a) the date of consummation of the Acquisition, (b) the date on which Borrower or Parent issues or incurs any Permitted Additional Debt (other than Indebtedness issued under the Senior Notes or the Bridge Facility), and (c) the date of effectiveness of the Scheduled Borrowing Base Determination for the Borrowing Base Period ending on March 1, 2013.

“Senior Notes” means the proposed senior unsecured notes to be issued by Borrower and/or Parent in a public offering or in a Rule 144a or other private placement in an aggregate principal amount not to exceed $600,000,000.

(b) Section 1.01 of the Credit Agreement shall be amended by amending and restating the following definitions in their entirety as follows:

“Arranger” means, together, SunTrust Robinson Humphrey, Inc. and Merrill Lynch, Pierce Fenner & Smith Incorporated.

“Borrowing Base” means (i) from and after the Amendment Effective Date until the Non-Conforming Borrowing Base Termination Date, the sum of the Conforming Borrowing Base and $35,000,000, and (ii) from and after the Non-Conforming Borrowing Base Termination Date, the Conforming Borrowing Base.

“Borrowing Base Utilization Percentage” means as of any date of determination on or after the First Amendment Effective Date the ratio of the Effective Amount (as determined after giving effect to any Loan or prepayment scheduled to be made on such date) to the Conforming Borrowing Base then in effect.

“Fee Letter” means, collectively, (a) that certain fee letter dated May 15, 2012, among Parent, Administrative Agent and SunTrust Robinson Humphrey, Inc., as Arranger and (b) the Non-Conforming Borrowing Base Fee Letter.

(c) The definition of “Permitted Refinancing Debt” in Section 1.01 of the Credit Agreement shall be amended by deleting the words “such New Debt does not have a stated interest rate in excess of the stated interest rate of the Refinanced Debt; (d)” and relabeling prong “(e)” as prong “(d)”.

(d) Clauses (a) and (b) of Section 2.04 of the Credit Agreement shall be amended and restated in their entireties as follows:

“(a) Scheduled Borrowing Base Determinations. At all times prior to the Termination Date, the Effective Amount shall not exceed the Aggregate Commitment then in effect. From and after the First Amendment Effective Date until adjusted in accordance with Section 2.04(f) or the definition of Borrowing Base or otherwise redetermined, the Conforming Borrowing Base shall equal $200,000,000 and the Borrowing Base shall equal $235,000,000. The Conforming Borrowing Base shall be redetermined by the Lenders in good faith and consistent with their usual and customary oil and gas lending criteria as they exist at the time for each Borrowing Base Period (each such determination, a “Scheduled Borrowing Base Determination”) commencing on March 1, 2013, and effective as of the date set forth in such notice of redetermination. The Conforming Borrowing Base shall represent the determination by the Lenders, in accordance with the provisions herein contained and its lending practices then in effect for loans of this nature, of the loan value assigned to the proved Oil and Gas Properties evaluated in the most recently delivered Reserve Report and such other credit factors (including without limitation the assets, liabilities, cash flow, current Derivative Contracts, business, properties, prospects, management and ownership of

Borrower) which the Lenders, in good faith and consistent with their usual and customary oil and gas lending criteria as they exist at such time, deem significant. In connection with each redetermination of the Conforming Borrowing Base, Administrative Agent shall recommend to the Lenders a new Conforming Borrowing Base, and the Lenders in accordance with their customary policies and procedures for extending credit to Oil and Gas reserve-based customers shall (by unanimous agreement in the case of the Conforming Borrowing Base increases and by agreement of the Required Lenders in the case of no change or decreases in the Conforming Borrowing Base) establish the redetermined Conforming Borrowing Base. If the Lenders or the Required Lenders, as the case may be, cannot agree on a Conforming Borrowing Base, (i) the amount of the Conforming Borrowing Base shall remain unchanged until such time as the Lenders or the Required Lenders, as the case may be, can agree on a new Conforming Borrowing Base pursuant to clause (ii) below or otherwise, and (ii) the Administrative Agent shall poll the Lenders to ascertain the highest Conforming Borrowing Base acceptable to a number of Lenders sufficient to constitute the Required Lenders or all Lenders, as applicable, and such amount shall constitute the new Conforming Borrowing Base upon notice to Borrower as indicated below. If any Lender shall fail to respond to Administrative Agent’s recommendation for the Conforming Borrowing Base within the requisite period for response, such Lender shall be deemed to have approved such recommendation. Such redetermination shall be given by notice to Borrower by the dates specified on Appendix I, or as soon thereafter as is reasonably practicable. If Borrower does not furnish the Reserve Reports or all such other information and data by the date required, the Lenders may nonetheless determine a new Conforming Borrowing Base.

(b) Lenders’ Discretion. The Lenders shall have no obligation to determine the Conforming Borrowing Base at any particular amount, either in relation to the Maximum Loan Amount or otherwise. Furthermore, Borrower acknowledges that (i) the Lenders have no obligation to increase the Conforming Borrowing Base, (ii) the Lenders may reduce the Conforming Borrowing Base in accordance with Section 2.04(a) at any time pursuant to Sections 2.04(a) and (e) as a result of any circumstance and (iii) any increase in the Conforming Borrowing Base is subject to the individual credit approval processes of each of the Lenders which processes shall be conducted on a basis consistent with each such Lender’s credit standards and assumptions then in effect.”

(e) Sections 2.04(e), 2.04(f), 7.16(c), 8.02(iii), 8.02(iv), 8.05(k), 8.12(d), 10.01(j) of the Credit Agreement shall be amended by inserting the word “Conforming” before the references to “Borrowing Base” therein.

(f) Section 4.03 of the Credit Agreement shall be amended by adding the following sentence to the end of Section 4.03: “The filing, release or recording of any Mortgage in Evangeline Parish, Louisiana, pursuant to this Article IV or otherwise, shall be done in consultation with the Parent and subject to its consent (such consent not be unreasonably withheld or delayed).”

(g) The first sentence of Section 6.16 of the Credit Agreement shall be amended and restated in its entirety as follows:

“None of the Loan Parties is required to register as an “investment company” under the Investment Company Act of 1940, as amended.”

(h) The first sentence of Section 6.22 of the Credit Agreement shall be amended by replacing the words “or Affiliates” with the following: “nor, to the knowledge of Parent or Borrower, any Affiliate of any Loan Party”.

(i) Section 8.05(j) of the Credit Agreement shall be amended by replacing the first reference therein to “the Borrowing Base” with a reference to “the then effective Conforming Borrowing Base” and each other reference therein to “the Borrowing Base” with a reference to “the Conforming Borrowing Base”.

(j) Section 8.11(d) of the Credit Agreement shall be amended by replacing the reference therein to “the Borrowing Base” with a reference to “the then effective Conforming Borrowing Base Termination Date”.

(k) Section 12.01(g) of the Credit Agreement shall be amended and restated in its entirety as follows:

“(g) increase the Conforming Borrowing Base or Borrowing Base pursuant to Section 2.04 or by amending the definition of Borrowing Base without the consent of each Lender, or maintain or decrease the Conforming Borrowing Base or Borrowing Base pursuant to Section 2.04 or by amending the definition of Borrowing Base without the consent of Lenders constituting Required Lenders; or”.

(l) Section 1.D (“Pricing Grid”) of Appendix I to the Credit Agreement shall be amended and restated in its entirety as follows:

“D. Pricing Grid (Section 2.05)

(i) At any time on or after the First Amendment Effective Date and prior to the Non-Conforming Borrowing Base Termination Date, the following:

Pricing Level	Borrowing Base Utilization Percentage	Applicable Margin	Applicable Margin	Applicable Margin
		LIBOR Rate	Base Rate	Commitment Fee
I	≥ 110%	400.0 bps	300.0 bps	62.5 bps
II	≥ 100% but < 110%	350.0 bps	250.0 bps	62.5 bps
III	≥ 90% but < 100%	275.0 bps	175.0 bps	50.0 bps
IV	≥ 75% but < 90%	250.0 bps	150.0 bps	50.0 bps
V	≥ 50% but < 75%	225.0 bps	125.0 bps	50.0 bps
VI	≥ 25% but < 50%	200.0 bps	100.0 bps	37.5 bps
VII	< 25%	175.0 bps	75.0 bps	37.5 bps

(ii) At any time on or after the Non-Conforming Borrowing Base Termination Date, the following:

Pricing Level	Borrowing Base Utilization Percentage	Applicable Margin	Applicable Margin	Applicable Margin
		LIBOR Rate	Base Rate	Commitment Fee
I	≥ 90%	275.0 bps	175.0 bps	50.0 bps
II	≥ 75% but < 90%	250.0 bps	150.0 bps	50.0 bps
III	≥ 50% but < 75%	225.0 bps	125.0 bps	50.0 bps
IV	≥ 25% but < 50%	200.0 bps	100.0 bps	37.5 bps
V	< 25%	175.0 bps	75.0 bps	37.5 bps

In the case of each of clauses (i) and (ii) above, each change in the Applicable Margin shall apply during the period commencing on the date of such change in the Borrowing Base Utilization Percentage and ending on the date immediately preceding the effective date of the next such change in the Borrowing Base Utilization Percentage.”

(m) Schedule 2.01 to the Credit Agreement is hereby amended and restated in its entirety as set forth on Schedule 2.01.

Section 3. Waiver on Amendment Effective Date. The Lenders party hereto hereby waive any Default or Event of Default that has occurred or may occur (i) under Section 10.01(c) of the Credit Agreement solely as a result of Borrower’s failure to comply with Section 9.01 of the Credit Agreement due to the ratio of Current Assets to Current Liabilities being less than 1.0:1.0 as of the last day of the fiscal quarters of Borrower ending September 30, 2012 or December 31, 2012 as required under Section II.A of Appendix II to the Credit Agreement; provided, that the foregoing waiver shall terminate and cease to be in effect with respect to the fiscal quarter of Borrower ending December 31, 2012 if the Acquisition Closing Date shall have occurred prior to the last day of such quarter; and (ii) under the Credit Agreement solely as a result of the Senior Notes being funded into a customary escrow arrangement for so long as such funds have not been released from such escrow arrangement.

Section 4. Initial Conditions of Effectiveness. This Amendment, including the amendments set forth in Section 2, the waiver set forth in Section 3 and the assignments set forth in Section 11, will become effective on the date on which each of the following conditions precedent are satisfied or waived (the “Amendment Effective Date”):

(a) Borrower and each Lender (after giving effect to any assignments contemplated under Section 11) shall have delivered to Administrative Agent duly executed counterparts of this Amendment;

(b) Administrative Agent shall have received a certificate executed by a Responsible Officer of each of Borrower and Parent stating that (i) the representations and warranties in Article VI of the Credit Agreement (as amended hereby) shall be true and correct in all material respects (except for representations and warranties already qualified by materiality or Material Adverse Effect, which shall be true and correct), on and as of the Amendment Effective Date with the same effect as if made on and as of such date (except to the extent such representations and warranties expressly refer to an earlier date in which case they shall be true and correct in all material respects, except for representations and warranties already qualified by materiality or Material Adverse Effect, which shall be true and correct as of such earlier date), and (ii) no Default or Event of Default has occurred and is continuing;

(c) Administrative Agent shall have received a solvency certificate from a Responsible Officer of Parent, in a form and substance substantially consistent with the solvency certificate delivered on the Effective Date, confirming the solvency of Parent, Borrower and their respective Subsidiaries on a consolidated basis after giving effect to the Amendment Effective Date;

(d) Administrative Agent shall have received all documentation and other information required by regulatory authorities with respect to Parent, Borrower and each Guarantor under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act, that has been reasonably requested by Administrative Agent or any Lender at least 10 days in advance of the Amendment Effective Date; and

(e) Borrower shall have made payment of all fees and expenses then due and payable under the Credit Agreement or under the Non-Conforming Borrowing Base Fee Letter, including any fees and expenses then due and payable in connection with this Amendment pursuant to Section 12.04(a) of the Credit Agreement, in the case of expenses to the extent invoiced at least three business days prior to the Amendment Effective Date (except as otherwise reasonably agreed by Borrower).

Section 5. Amendment and Non-Conforming Borrowing Base Fees. Without duplication of any fees paid pursuant to
Section 4(e) hereof, the Borrower agrees to pay to the Administrative Agent on the Amendment Effective Date:

(a) for the account of each Lender party hereto that is a Lender under the Credit Agreement immediately prior to the Amendment Effective Date, a one-time amendment fee in an amount equal to twenty-five (25.0) basis points of the lesser of (i) the amount of such Lender’s Commitment to the Borrowing Base under the Credit Agreement immediately prior to the Amendment Effective Date and (ii) the amount of such Lender’s Commitment to the Borrowing Base under the Credit Agreement immediately after giving effect to this Amendment; and

(b) for the account of (i) each Lender that was not a Lender prior to the Amendment Effective Date (a “New Lender”) and (ii) each other Lender that has increased its Commitment to the Borrowing Base under the Credit Agreement (including the non-conforming portion of the Borrowing Base) pursuant to this Amendment relative to such Lender’s Commitment to the Borrowing Base under the Credit Agreement immediately prior to the Amendment Effective Date (each such Lender described the foregoing clauses (i) and (ii), an “Increasing Lender”), a one-time upfront fee in an amount of seventy-five (75.0) basis points on each such Increasing Lender’s new or increased Commitment to such Borrowing Base under the Credit Agreement (it being understood and agreed that such upfront fee shall not be payable with respect to any Lender or its affiliates if the total Commitment of such Lender and its affiliates to the Borrowing Base is less than or equal to the total Commitment of such Lender and its affiliates to the Borrowing Base under the Credit Agreement immediately prior to the Amendment Effective Date).

Section 6. Amendments to Credit Agreement on Acquisition Closing Date. Subject to the occurrence of the Acquisition Closing Date (as defined below), the Credit Agreement shall be amended as follows:

(a) Section 1.01 of the Credit Agreement shall be amended by adding the following definitions in the appropriate alphabetical order:

“Acquisition Closing Date” means the “Acquisition Closing Date” as defined in the First Amendment.

“Acquisition Fee Letter” means that certain Project Tiger – Amended Revolving Credit Facility Fee Letter dated August 11, 2012, among Parent, Borrower, SunTrust Bank, Bank of America, N.A. and the Arranger.

“Acquisition Reserve Report” means the “Acquisition Reserve Report” as defined in the First Amendment.

“Change of Control” means:

(a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act as in effect on the date hereof) other than Permitted Holders, of Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Parent;

(b) Parent shall cease to own 100% of the Equity Interests of Borrower; or

(c) a “Change of Control” (or any other defined term having similar purpose) shall have occurred under (i) the Senior Notes or the Bridge Facility, (ii) any indenture or credit agreement in respect of Permitted Additional Debt or (iii) any Permitted Refinancing Debt in respect of such Permitted Additional Debt.

“Permitted Holders” means, collectively, (a) each of First Reserve Fund XII, L.P., FR Midstates Interholding LP and their respective Affiliates, (b) each of the individuals set forth on Schedule II and any of their respective family members, descendants, heirs, family trusts or other similar entities or similar arrangements, and (c) each of the Sellers, their respective Affiliates and their respective family members, descendants, heirs, family trusts or other similar entities or similar arrangements.

“PIK Payments” means any payment in respect of the Seller Preferred Stock that is paid-in-kind.

“Seller” has the meaning specified in the definition of “Seller Preferred Stock”.

“Seller Preferred Stock” means the issuance to Eagle Energy or one or more Persons that, as of the Acquisition Closing Date, owns an Equity Interest in Eagle Energy (collectively, the “Sellers”) of 325,000 shares of Series A Preferred Stock of the Parent with an initial liquidation preference of $1,000 per share (and which (x) are not subject to sinking fund or mandatory redemption provisions and (y) provide for any yield to be in the form of PIK Payments or payment in cash at Parent’s option) or, subject to the consent of the Arranger (not to be unreasonably withheld or delayed), $325,000,000 of other Equity Interests of Parent that are subordinate to debt of Parent (and which (x) are not subject to sinking fund or mandatory redemption provisions and (y) provide for any yield to be in the form of PIK Payments or payment in cash at Parent’s option).

“Seller Preferred Stock Agreements” means the Certificates of Designations or any like definitive document for the Seller Preferred Stock.”

(b) The definition of “Fee Letter” in the Credit Agreement shall be amended and restated in its entirety as follows:

“Fee Letter” means, collectively, (a) that certain fee letter dated May 15, 2012, among Parent, Administrative Agent and SunTrust Robinson Humphrey, Inc., as Arranger, (b) the Non-Conforming Borrowing Base Fee Letter, and (c) the Acquisition Fee Letter.

(c) The definition of “Indebtedness” in Section 1.01 of the Credit Agreement shall be amended by inserting the following proviso at the end of such definition: “provided, that any obligations of Parent or its Subsidiaries under the Seller Preferred Stock Agreements shall not constitute “Indebtedness” so long as the Seller Preferred Stock Agreements do not require the payment of dividends, distributions or redemption consideration payable in cash or other property (other than any such payments that are PIK Payments) at the discretion of the holder thereof (other than customary repurchase provisions in respect of a change of control)”.

(d) Any securities issued in lieu of the Bridge Facility or any loans or securities into which the Bridge Facility is converted, in each case, pursuant to customary arrangements for bridge financings in place on the date hereof shall be deemed to be Permitted Refinancing Debt (it being understood that refinancings of such securities or loans undertaken at the option or election of the Parent or Borrower shall not be deemed to be Permitted Refinancing Debt under this Section 6(d)).

(e) Section 2.04(f) of the Credit Agreement is hereby amended by adding a new clause (iii) thereto as follows:

“(iii) Notwithstanding anything to the contrary contained herein, in the event that Borrower fails to perform, observe, or comply with any requirement set forth in Section 4.07, the only effect shall be that to the extent that the Conforming Borrowing Base is in an amount greater than $200,000,000 at such time, the Administrative Agent shall send a notice to Parent and Lenders that the then outstanding Conforming Borrowing Base shall be reduced by an amount determined by the Required Lenders so that the Parent and Borrower are in compliance with the requirements to provide acceptable title information and to secure the Obligations by entering into Mortgages on at least of 80% of the Oil and Gas Properties transferred pursuant to the Acquisition Agreement that are set forth in the Acquisition Reserve Report for which Conforming Borrowing Base credit is being provided, which reduction shall be effective upon receipt by Borrower of notice of the Conforming Borrowing Base; provided that (x) the Conforming Borrowing Base shall not be reduced below $200,000,000 pursuant to this Section 2.04(f) and (y) on the date on which such failure to perform, observe or comply with such requirement shall have been cured, the Conforming Borrowing Base shall be the Conforming Borrowing Base in effect immediately prior to such reduction or to such other amount as may be determined pursuant to this Section 2.04. No adjustment to the Borrowing Base under this Section 2.04(f)(iii) shall constitute a ‘special redetermination’ under Section 2.04(e).”

(f) Article IV of the Credit Agreement shall be amended by adding a new Section 4.07 thereto as follows:

“4.07 Post-Acquisition Delivery of Security. By not later than 30 days after the Acquisition Closing Date (subject to extension at the discretion of the Administrative Agent acting reasonably), Borrower shall deliver to Administrative Agent:

(a) Mortgages and financing statements covering Oil and Gas Properties acquired in connection with the Acquisition constituting not less than 80% in the aggregate net present value of all Oil and Gas Properties set forth in the Acquisition Reserve Report and acquired pursuant to the Acquisition Agreement, together with (i) any other documents (including tax affidavits) and (ii) evidence of arrangements reasonably satisfactory to Administrative Agent, in each case, for the prompt completion of the recording or filing of such mortgages and other documents as may be necessary or, in the reasonable opinion of Administrative Agent, desirable to create a valid first-priority mortgage Lien (subject to Permitted Liens) on such Oil and Gas Properties;

(b) a schedule reconciling the net present value of the Oil and Gas Properties set forth in the Acquisition Reserve Report with the list of Oil and Gas Properties acquired pursuant to the Acquisition and covered by mortgages delivered to Administrative Agent concurrently with or prior to the delivery of such schedule (and in any case covering Oil and Gas Properties constituting not less than 80% in the aggregate net present value of all Oil and Gas Properties set forth in the Acquisition Reserve Report and acquired pursuant to the Acquisition Agreement);

(c) environmental site assessments, reports or evaluations, in each case covering that portion of the Oil and Gas Properties evaluated in the Acquisition Reserve Report and acquired pursuant to the Acquisition Agreement, in each case to the extent received by the Loan Parties in connection with the Acquisition pursuant to the Acquisition Agreement; and

(d) title information, covering that portion of the Oil and Gas Properties evaluated in the Acquisition Reserve Report and acquired pursuant to the Acquisition Agreement, as Administrative Agent may reasonably request based on customary practices in reserve based lending, all of which shall be reasonably satisfactory to Administrative Agent.”

(g) Section 7.14 of the Credit Agreement is hereby amended by deleting the period at the end of such section and inserting in place thereof the following:

“; provided that, in any event, the Parent and Borrower shall cause each Subsidiary of the Parent that guaranties the Senior Notes or the Bridge Facility to execute and deliver to the Administrative Agent a Guaranty.”

(h) Section 8.05(k) of the Credit Agreement shall be amended and restated in its entirety as follows:

“(k) unsecured Indebtedness (“Permitted Additional Debt”), so long as:

(i) Parent would be in compliance with Section 9.01 on a pro forma basis after giving effect to the incurrence of such Indebtedness (provided that this clause (i) shall not be applicable to the incurrence of loans pursuant to the Bridge Facility (or any securities issued in lieu thereof or any loans or securities into which the Bridge Facility is converted, in each case, pursuant to customary arrangements for bridge financings) or the issuance of the Senior Notes);

(ii) such Indebtedness shall not have a maturity date (or any scheduled amortization payments) prior to the date that is one year after the Stated Maturity Date (provided that, in the case of the Bridge Facility, such Indebtedness may have a maturity date prior to such date so long as the documents governing such Indebtedness provide that upon the occurrence of such maturity date, such Indebtedness shall be converted on customary terms for bridge financings into term loans or any other debt security having a maturity date which is at least one year after the Stated Maturity Date);

(iii) upon the incurrence of such unsecured Indebtedness, the Conforming Borrowing Base is automatically reduced by an amount equal to 25% of the face value (without giving effect to any original issue discount) of any such Indebtedness to the extent that the face value (without giving effect to any original issue discount) of such Indebtedness when added to the aggregate principal amount of other Indebtedness outstanding, which was incurred pursuant to this Section 8.05(k), is in excess of $550,000,000; and

(iv) the net cash proceeds from the issuance of such Indebtedness are applied within one (1) Business Day following the incurrence of such Indebtedness to any Conforming Borrowing Base deficiency that results from the Conforming Borrowing Base being reduced due to the incurrence of such Indebtedness as set forth in Section 2.04(c), and any Permitted Refinancing Debt in respect thereof.”

(i) Section 8.06 of the Credit Agreement shall be amended by replacing the comma and the phrase “, and” at the end of clause (b) thereof with a semi-colon and by adding the following language at the end of such Section: “; and (d) the Seller Preferred Stock and compliance with the Seller Preferred Stock Agreements”.

(j) Section 8.09 of the Credit Agreement shall be amended by removing the word “and” at the end of clause (d) thereof, by replacing the period at the end of clause (e) thereof with the phrase “; and” and by adding a new clause (f) thereto as follows:

“(f) Parent may pay cash dividends to the holders of Seller Preferred Stock so long as (i) no Default or Event of Default shall then exist or would result from the making of such payment, (ii) the Effective Amount shall not then exceed the Borrowing Base, nor would the Effective Amount exceed the Borrowing Base after giving effect to the making of such payment, and (iii) both before and after giving effect to such payment, the sum of (A) the Available Commitment plus (B) the aggregate amount of cash and Cash Equivalents of the Loan Parties, shall not be less than $25,000,000.”

(k) Section 8.16 of the Credit Agreement shall be amended by removing the word “and” at the end of clause (b) thereof, by removing the period at the end of clause (c) thereof and by adding a new clause (d) thereto as follows:

“(d) instruments, documents or agreements governing the Bridge Facility (including any securities issued in lieu thereof or any loans or securities into which the Bridge Facility is converted, in each case, pursuant to customary arrangements for bridge financings), the Senior Notes and any Permitted Refinancing Debt in respect of each of the foregoing, in each case so long as any such instrument, document or agreement does not prohibit the granting, conveying, creating or imposition of the Liens required to be granted, conveyed, created or imposed under the Loan Documents.”

(l) Section 10.01(e) of the Credit Agreement shall be amended by adding the following parenthetical after the reference in such Section to “this Agreement”: “(other than Section 4.07 hereof)”.

(m) Section 1.E of Appendix I to the Credit Agreement shall be amended and restated in its entirety as follows:

“E. Stated Maturity Date: fifth anniversary of the Acquisition Closing Date; provided, however, that if such date is not a Business Day, the Stated Maturity Date shall be the next preceding Business Day.”

(n) The definition of “Current Liabilities” in Appendix II to the Credit Agreement shall be amended and restated in its entirety as follows:

“Current Liabilities” means, at any time, the consolidated current liabilities of Parent calculated in accordance with GAAP at such time, less current maturities of any long-term Indebtedness, including Loans hereunder, less any non-cash losses or charges on any Derivative Contract resulting from the requirements of FASB ASC 815 at such time, and less the current portion of any capital and operating lease obligations to the extent included in the calculation of consolidated current liabilities of Parent; provided that, for the avoidance of doubt, the amounts of any liabilities to be paid as PIK Payments shall be excluded from Current Liabilities.

(o) The definition of “Interest Expense” in Appendix II to the Credit Agreement shall be amended and restated in its entirety as follows:

“Interest Expense” means, with respect to Parent, for any fiscal period, the aggregate amount of all interest expense, amortization or writeoff of debt, discount and debt issuance costs and commissions, discounts and other fees, expenses and charges associated with Indebtedness paid by Parent and its Subsidiaries on a consolidated basis in such fiscal period which are classified as interest expense on the financial statements of Parent, including (x) any capitalized interest and net costs under Derivative Contracts in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP and (y) any interest or preferred return paid in respect of the Seller Preferred Stock (but excluding any such amounts paid as PIK Payments), all as determined in accordance with GAAP.

Section 7. Borrowing Base Increase Upon Consummation of Acquisition.

(a) On and as of the Acquisition Closing Date, the Conforming Borrowing Base shall automatically increase to $250,000,000 (provided, that if less than 95% of the aggregate net present value of the Oil and Gas Properties included in the Acquisition Reserve Report are acquired pursuant to the Acquisition, the Administrative Agent may (at its or the Required Lenders’ direction) elect to recommend a lesser amount as the Conforming Borrowing Base to be determined by the Required Lenders using the principles set forth in Section 2.04(a) of the Credit Agreement, which amount shall not, in any event, be less than $200,000,000)) until adjusted in accordance with Section 2.04(f) of the Credit Agreement or otherwise redetermined. For avoidance of doubt, the Non-Conforming Borrowing Base Termination Date shall occur if the Acquisition Closing Date occurs.

(b) Both the Parent and the Borrower, on the one hand, and the Administrative Agent and the Lenders, on the other hand, agree that the redetermination of the Borrowing Base pursuant to clause (a) of this Section 6 shall not constitute a discretionary redetermination of the Conforming Borrowing Base by either the Borrower, on the one hand, or the Administrative Agent or Lenders, on the other hand, pursuant to Section 2.04(e) of the Credit Agreement.

Section 8. Conditions of Acquisition Closing Date. The amendments set forth in Section 6 and the Borrowing Base Increase set forth in Section 7 will become effective on the date on which each of the following conditions precedent are satisfied or are waived by the Arrangers in their sole discretion (the “Acquisition Closing Date”).

(a) the Acquisition shall have been consummated in accordance with the terms of the Acquisition Agreement (without material amendment, modification or waiver thereof which is materially adverse to the Lenders without the consent of the Arrangers, which shall not be unreasonably withheld or delayed); provided that any reduction in the purchase price for the Acquisition shall not be deemed to be materially adverse to the Lenders;

(b) except as set forth on Schedule 3.30 to the Acquisition Agreement, since the Effective Time (as defined in the Acquisition Agreement as in effect on August 11, 2012), there shall have been no Seller Material Adverse Effect (as defined in the Acquisition Agreement as in effect on August 11, 2012);

(c) Borrower shall have delivered (or shall have caused to be delivered) to Administrative Agent (i) a reserve report (A) dated on or about July 1, 2012 prepared by Netherland Sewell & Associates, Inc. or another approved petroleum engineer with respect to the Oil and Gas Properties of Eagle Energy provided by Eagle Energy to its lenders under the Amended and Restated Credit Agreement dated as of August 26, 2011 among Eagle Energy, as borrower, and certain commercial lending institutions, as the lenders, Société Générale, as administrative agent and as issuer for the lenders, and the other parties thereto (the “Eagle Credit Agreement”) or (B) dated on or about August 31, 2012 prepared by Netherland Sewell & Associates, Inc. or another approved petroleum engineer with respect to the Oil and Gas Properties of Eagle Energy in a form substantially similar to prior reserve reports that Eagle Energy has provided to its lenders under the Eagle Credit Agreement (such delivered reserve report, the “Acquisition Reserve Report”) and (ii) a certificate from an authorized officer of Borrower, dated as of the Acquisition Closing Date, certifying, after giving effect to the Acquisition, the percentage of the aggregate net present value of the Oil and Gas Properties included in the Acquisition Reserve Report that Parent and its Subsidiaries will acquire as a result of the Acquisition (and identifying which Oil and Gas Properties included in the Acquisition Reserve Report will not be acquired and the cumulative net present value of such excluded Oil and Gas Properties);

(d) Administrative Agent shall have received reasonably satisfactory evidence that (i) the Seller Preferred Stock (as defined in Section 6 hereof) shall have been issued and (ii) the loans under the Bridge Facility shall have been incurred and/or the Senior Notes shall be issued in an aggregate amount at least equal to $500,000,000 (which amount shall be subject to reduction on a no greater than a dollar for dollar basis in connection with any reduction in the purchase price for the Acquisition);

(e) the Arrangers shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of Parent as of and for the six-month and twelve-month period ending June 30, 2012 and for the fiscal year ended June 30, 2011, prepared after giving effect to the Transactions (as defined below) as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other statements of income) (it being understood that any such pro forma financials prepared in connection with an offering of the Senior Notes shall satisfy this condition);

(f) after giving effect to the Acquisition, each Subsidiary that is a Material Domestic Subsidiary shall have executed and delivered to Administrative Agent a Guaranty, which Guaranty shall be in full force and effect;

(g) Administrative Agent shall have received a solvency certificate from a Responsible Officer of Parent, in a form and substance substantially consistent with the solvency certificate delivered on the Effective Date, confirming the solvency of Parent, Borrower and their respective Subsidiaries on a consolidated basis after giving effect to the Transactions;

(h) the Specified Representations and the Specified Acquisition Agreement Representations (each as defined below) shall be true and correct in all material respects as of the Acquisition Closing Date (except to the extent such representations and warranties expressly refer to an earlier date in which case they shall be true and correct in all material respects as of such earlier date); the Administrative Agent shall have received a certificate from a Responsible Officer of each of Parent and Borrower certifying the foregoing in respect of the Specified Representations;

(i) (A) the Administrative Agent shall have received copies of UCC and other Lien searches on Parent and each of its Subsidiaries (including any new entity, if any, formed by Parent or its subsidiaries that acquires assets of Eagle Energy pursuant to the Acquisition Agreement); provided that, to the extent any such lien search is not or cannot be provided on the Acquisition Closing Date after use of commercially reasonable efforts to do so then the provision of any such lien search shall not constitute a condition precedent to the Acquisition Closing Date; (B) the Administrative Agent shall have received all documents and instruments required to perfect Administrative Agent’s security interests as required pursuant to Article IV of the Credit Agreement in the capital stock of any new entity, if any, formed by Parent or its subsidiaries that acquires assets of Eagle Energy pursuant to the Acquisition Agreement shall have been executed and delivered to Administrative Agent and, if applicable, be in the proper form for filing; provided that, to the extent any such documents and instruments cannot be executed or delivered (excluding the delivery of a stock or equivalent certificate, if such new entity, if any, is certificated) cannot be provided on the Acquisition Closing Date after use of commercially reasonable efforts to do so then the provision of such documents or instruments shall not constitute a condition precedent to the Acquisition Closing Date; and (C) any such new entity shall have authorized Administrative Agent to file a UCC-1 financing statement in its jurisdiction of organization in respect of its assets constituting Collateral to the extent that any security interest in such assets may be perfected solely by the filing of a financing statement under the Uniform Commercial Code in a central filing office (such as the office of a secretary of state);

(j) Administrative Agent shall have received all documentation and other information required by regulatory authorities with respect to Borrower under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act, that has been reasonably requested by Administrative Agent or any Lender at least 10 days in advance of the Acquisition Closing Date;

(k) Administrative Agent shall have received releases (that are effective or will become effective upon payment of the “Eagle First Lien Payoff Amount” and “Eagle Second Lien Payoff Amount” to the “Eagle First Lien Administrative Agent” and the “Eagle Second Lien Administrative Agent”, respectively) with respect to all “Encumbrances” granted pursuant to the “Eagle First Lien Credit Documents” and the “Eagle Second Lien Credit Documents” in respect of the assets to be sold to Parent and its subsidiaries pursuant to the Acquisition Agreement (as any such capitalized terms in quotation marks are defined in the Acquisition Agreement);

(l) Borrower shall have made payment of all fees and expenses then due and payable under the Credit Agreement or under the Acquisition Fee Letter, including any fees and expenses then due and payable in connection with this Amendment pursuant to Section 12.04(a) of the Credit Agreement, in the case of expenses to the extent invoiced at least three business days prior to the Acquisition Closing Date (except as otherwise reasonably agreed by Borrower);

(m) all existing Indebtedness for borrowed money of Borrower, Parent and their respective Subsidiaries (other than the Obligations and any Permitted Additional Debt (including the Senior Notes, the Bridge Facility and any securities issued in lieu thereof or any loans or securities into which the Bridge Facility is converted, in each case, pursuant to customary arrangements for bridge financing)) shall have been refinanced or repaid in full and all commitments in respect thereof terminated, and all Liens and Guarantees in respect thereof discharged and released; and

(n) Administrative Agent shall have received a certificate from a Responsible Officer of Borrower certifying that, as of the Acquisition Closing Date, a true and correct copy of the Acquisition Agreement (including any amendments, modifications or waivers thereto through the Acquisition Closing Date) has been delivered to the Administrative Agent.

For purposes of this Section 8, the following capitalized terms shall have the following meanings:

“Specified Representations” means the representations and warranties of Parent and Borrower set forth in Section 10 of this Amendment.

“Specified Acquisition Agreement Representations” means the representations and warranties relating to Eagle Energy in the Acquisition Agreement that are material to the interests of the Lenders, but only to the extent that Borrower has the right to terminate its obligations under the Acquisition Agreement or a right to not consummate the Acquisition as a result of a breach of such representations and warranties in the Acquisition Agreement.

“Transactions” means, collectively, the consummation of the Acquisition, the issuance of the Senior Notes and/or the closing of the Bridge Facility, the issuance of the Seller Preferred Stock and the amendments to the Credit Agreement that are effective on the Acquisition Closing Date.

Section 9. Borrowing Base Increase Fees. Without duplication of any fees paid pursuant to Section 8(m) hereof, the Borrower agrees to pay to the Administrative Agent on the Acquisition Closing Date for the account of (i) each New Lender (as defined in Section 5 above) and (ii) each other Lender whose Commitment to the Borrowing Base under the Credit Agreement (as increased pursuant to Section 7 above) has increased relative to such Lender’s Commitment to the Borrowing Base under the Credit Agreement immediately prior to the Acquisition Closing Date (each such Lender described the foregoing clauses (i) and (ii), an “Acquisition Increasing Lender”), a one-time upfront fee in an amount of seventy-five (75.0) basis points on each such Acquisition Increasing Lender’s new or increased Commitment to such

Borrowing Base under the Credit Agreement as increased pursuant to Section 7 above (it being understood and agreed that such upfront fee shall not be payable with respect to any Lender or its affiliates if the total Commitment of such Lender and its affiliates to the Borrowing Base is less than or equal to the total Commitment of such Lender and its affiliates to the Borrowing Base under the Credit Agreement immediately prior to the Amendment Effective Date).

Section 10. Representations and Warranties. On the Acquisition Closing Date, each of Parent and Borrower represents and warrants to Administrative Agent and each of the Lenders that:

(a) Each Loan Party: (i) is validly existing and (ii) has the power and authority to execute, deliver, and perform its obligations under this Amendment and each other Loan Document to which such it is a party except where the failure does not constitute a Default and could not reasonably be expected to have a Material Adverse Effect.

(b) The execution, delivery and performance by each of Parent and Borrower of this Amendment and each other Loan Document to which such it is a party has been duly authorized by all necessary limited liability company action and does not and will not contravene the terms of any of such Person’s Organization Documents.

(c) This Amendment and each other Loan Document to which each Loan Party is a party constitutes the legal, valid and binding obligations of such Person to the extent it is a party thereto, enforceable against such Person in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

(d) Parent, Borrower and their respective Subsidiaries are Solvent on a consolidated basis as of the Acquisition Closing Date (after giving effect to the Transactions (as defined in Section 7)).

(e) Neither any Loan Party nor any of its Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act or any enabling legislation or executive order relating thereto. Neither any Loan Party nor any or its Subsidiaries is in violation of (a) the Trading with the Enemy Act, (b) any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Act. None of the Loan Parties (i) is a blocked person described in Section 1 of the Anti-Terrorism Order or (ii) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.

(f) Neither any Loan Party nor any of its Subsidiaries nor, to the knowledge of Parent or Borrower, any Affiliate of any Loan Party (i) is a Sanctioned Person, (ii) has more than 15% of its assets in Sanctioned Countries, or (iii) derives more than 15% of its operating income from investments in, or transactions with, Sanctioned Persons or Sanctioned Countries. No part of the proceeds of any Loans hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to a Sanctioned Person or a Sanctioned Country.

(g) The Borrower is not in the business of purchasing or selling Margin Stock.

(h) None of the Loan Parties is required to register as an “investment company” under the Investment Company Act of 1940, as amended.

Section 11. Assignment and Assumption.

(a) As of the Amendment Effective Date (and subject to the conditions set forth in Section 4 or Section 8, as applicable, above), each Assignor Lender hereby irrevocably sells and assigns, severally and not jointly, to the Assignee Lenders, and the Assignee Lenders hereby irrevocably purchase and assume from each Assignor Lender, severally and not jointly, (i) all of such Assignor Lender’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other document or instrument delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor Lender under the Credit Agreement (including any letters of credit thereunder) to the extent related to the amount and percentage interest necessary to cause the Commitments and Pro Rata Shares of all Lenders to be as set forth on Annex A hereto, and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of such Assignor Lender (in its capacity as Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other document or instrument delivered pursuant thereto or the transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) being referred to herein collectively for all Assignor Lenders as the “Assigned Interests”), subject to and in accordance with this Section 11. Such sale and assignment is without recourse to the Assignor Lenders and, except as expressly provided in this Section 11, without representation or warranty by the Assignor Lenders.

(b) Each Assignor Lender (i) represents and warrants that (A) it is the legal and beneficial owner of the Pro Rata Share of its Assigned Interests, (B) such Assigned Interests are free and clear of any lien, encumbrance or other adverse claim, and (C) it has full power and authority, and has taken all action necessary, to execute and deliver this assignment and to consummate the transactions contemplated by this Section 11, and (ii) assumes no responsibility with respect to (A) any statements, warranties or representation made in or in connection with the Credit Agreement or any other Loan Document, (B) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any Collateral thereunder, (C) the financial condition of Borrower or any other Loan Party, or (D) the performance or observance by Borrower or any other Loan Party of any of their respective obligations under any Loan Document.

(c) Each Assignee Lender (i) represents and warrants that (A) it has full power and authority, and has taken all action necessary, to execute and deliver this assignment and to consummate the transactions contemplated hereby and, to the extent such Assignee Lender is not already a Lender, to become a Lender under the Credit Agreement, (B) it satisfies the requirements specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interests being assigned to it hereunder and, to the extent necessary, to become a Lender, (C) from and after the Amendment Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of such Assigned Interest, shall have the obligations of a Lender thereunder, (D) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant thereto, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Amendment and to purchase the Assigned Interests purchased by it hereunder on the basis of which it has made such analysis and decision independently and without reliance on Administrative Agent, the Arrangers, or any other Lender, and (E) if it is a Foreign Lender, it has supplied to Administrative Agent any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by such Assignee, and (ii) agrees that (A) it will, independently and without reliance on Administrative Agent, any Assignor Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (B) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

(d) From and after the Amendment Effective Date, the Administrative Agent shall distribute all payments in respect of the Assigned Interests (including payments of principal, interest, fees and other amounts) to the appropriate Assignor Lenders for amounts that have accrued to but excluding the Amendment Effective Date and to the appropriate Assignee Lenders as specified on Annex A hereto for amounts that accrue from and after the Amendment Effective Date.

(e) Borrower shall pay to the Assignor Lenders all break funding payments actually incurred payable in accordance with Section 3.04 of the Credit Agreement in connection with the assignments made pursuant to this Section 11.

(f) After giving effect to this Section 11, each Assignor Lender and each Assignee Lender will have a Commitment and corresponding Pro Rata Share of the aggregate outstanding Loans and LC Obligation under the Credit Agreement as set forth on Annex A.

Section 12. Reference to and Effect on the Credit Agreement.

(a) Upon the Amendment Effective Date and thereafter, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, shall mean and be a reference to the Credit Agreement as amended hereby.

(b) Except as specifically amended by this Amendment, the Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed.

Section 13. Cost and Expenses. Each of Parent and Borrower agrees to pay fees and expenses in connection with this Amendment pursuant to the terms and conditions of Section 12.04(a) of the Credit Agreement.

Section 14. Extent of Amendments. Except as specifically set forth in this Amendment, the Credit Agreement and the other Loan Documents are not amended, modified or affected hereby. Each of Parent and Borrower hereby ratifies and confirms that (i) except as specifically set forth in this Amendment, all of the terms, conditions, covenants, representations, warranties and all other provisions of the Credit Agreement remain in full force and effect, (ii) each of the other Loan Documents are and remain in full force and effect in accordance with their respective terms, and (iii) the Collateral is unimpaired by this Amendment.

Section 15. Execution and Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. Delivery of an executed counterpart of this Amendment by facsimile shall be equally as effective as delivery of a manually executed counterpart of this Amendment.

Section 16. Governing Law. This Amendment shall be governed by, construed and interpreted in accordance with the laws of the State of New York, except to the extent that federal laws of the United States of America apply.

Section 17. Headings. Section headings in this Amendment are included herein for convenience and reference only and shall not constitute a part of this Amendment for any other purpose.

Section 18. No Waiver. Borrower hereby agrees that except as expressly set forth in this Amendment, no Default or Event of Default has been waived or remedied by the execution of this Amendment by Administrative Agent, the Swing Line Lender, any Issuing Lender or any Lender, and any such Default or Event or Default heretofore arising and currently continuing shall continue after the execution and delivery hereof. Nothing contained in this Amendment nor any past indulgence by Administrative Agent, the Swing Line Lender, any Issuing Lender or any Lender, nor any other action or inaction on behalf of Administrative Agent, the Swing Line Lender, any Issuing Lender or any Lender shall constitute or be deemed to constitute an election of remedies by Administrative Agent, the Swing Line Lender, any Issuing Lender or any Lender.

Section 19. Loan Document. This Amendment is a Loan Document.

Section 20. NO ORAL AGREEMENTS. THE RIGHTS AND OBLIGATIONS OF EACH OF THE PARTIES TO THE LOAN DOCUMENTS SHALL BE DETERMINED SOLELY FROM WRITTEN AGREEMENTS, DOCUMENTS, AND INSTRUMENTS, AND ANY PRIOR ORAL AGREEMENTS BETWEEN SUCH PARTIES ARE SUPERSEDED BY AND MERGED INTO SUCH WRITINGS. THIS AMENDMENT, THE CREDIT AGREEMENT AND THE OTHER WRITTEN LOAN DOCUMENTS EXECUTED BY PARENT, BORROWER, ADMINISTRATIVE AGENT, THE SWING LINE LENDER, ANY ISSUING LENDER AND/OR LENDERS (TOGETHER WITH THE FEE LETTERS) REPRESENT THE FINAL AGREEMENT REGARDING THE MATTERS HEREIN BETWEEN SUCH PARTIES, AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BY SUCH PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN SUCH PARTIES.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officer(s) as of the day and year first above written,

MIDSTATES PETROLEUM COMPANY LLC, a
Delaware limited liability company, as Borrower

By:	/s/ Thomas L. Mitchell
Name: Thomas L. Mitchell
Title: Executive Vice President and Chief Financial Officer

MIDSTATES PETROLEUM COMPANY, INC., a
Delaware corporation, as Parent

By:	/s/ Thomas L. Mitchell
Name: Thomas L. Mitchell
Title: Executive Vice President and Chief Financial Officer

[Revolver Amendment Signature Page]

SUNTRUST BANK, as Administrative Agent, as Swing Line Lender and as an Issuing Lender

By:	/s/ Scott Mackey
Name: Scott Mackey
Title: Director

SUNTRUST BANK, as an Assignor Lender

By:	/s/ Scott Mackey
Name: Scott Mackey
Title: Director

[Revolver Amendment Signature Page]

BANK OF AMERICA, N.A., as an Assignor Lender

By:	/s/ Margaret Niekrash
Name: Margaret Niekrash
Title: Vice President

[Revolver Amendment Signature Page]

CAPITAL ONE, NATIONAL ASSOCIATION, as an Assignor Lender

By:	/s/ Robert James
Name: Robert James
Title: Vice President

[Revolver Amendment Signature Page]

CITIBANK, N.A., as an Assignee Lender

By:	/s/ John F. Miller
Name: John F. Miller
Title: Attorney-in-Fact

[Revolver Amendment Signature Page]

GOLDMAN SACHS BANK USA, as an Assignee Lender

By:	/s/ Mark Walton
Name: Mark Walton
Title: Authorized Signatory

[Revolver Amendment Signature Page]

KEYBANK NATIONAL ASSOCIATION, as an Assignor Lender

By:	/s/ Chulley Bogle
Name: Chulley Bogle
Title: Vice President

[Revolver Amendment Signature Page]

MORGAN STANLEY BANK, N.A., as an Assignee Lender

By:	/s/ Kelly Chin
Name: Kelly Chin
Title: Authorized Signatory

[Revolver Amendment Signature Page]

NATIXIS, as an Assignor Lender

By:	/s/ Timothy Polvado
Name: Timothy Polvado
Title: Senior Managing Director

By:	/s/ Louis P. Lavelle, III
Name: Louis P. Lavelle, III
Title: Managing Director

[Revolver Amendment Signature Page]

ROYAL BANK OF CANADA, as an Assignor Lender

By:	/s/ Chris Benton
Name: Chris Benton
Title: Authorized Signatory

[Revolver Amendment Signature Page]

SOCIÉTÉ GÉNÉRALE, as an Assignee Lender

By:	/s/ David Bornstein
Name: David Bornstein
Title: Director

[Revolver Amendment Signature Page]

THE ROYAL BANK OF SCOTLAND PLC, as an Assignor Lender

By:	/s/ Sanjay Remond
Name: Sanjay Remond
Title: Director

[Revolver Amendment Signature Page]

THE BANK OF NOVA SCOTIA, as an Assignee Lender

By:	/s/ Mark Sparrow
Name: Mark Sparrow
Title: Director

[Revolver Amendment Signature Page]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as an Assignor Lender

By:	/s/ Michael Real
Name: Michael Real
Title: Director

[Revolver Amendment Signature Page]

ANNEX A

SCHEDULE 2.01

COMMITMENTS AND

PRO RATA SHARES

Lender	Maximum Loan Amount	Pro Rata Share
SunTrust Bank	$60,000,000	12.0%

Bank of America, N.A.	$52,000,000	10.4%

Capital One, National Association	$39,000,000	7.8%

Citibank, N.A.	$39,000,000	7.8%

Goldman Sachs Bank USA	$39,000,000	7.8%

KeyBank National Association	$39,000,000	7.8%

Morgan Stanley Bank, N.A.	$39,000,000	7.8%

Natixis	$39,000,000	7.8%

Royal Bank of Canada	$39,000,000	7.8%

Société Générale	$39,000,000	7.8%

The Royal Bank of Scotland plc	$39,000,000	7.8%

The Bank of Nova Scotia	$35,000,000	7.0%

Wells Fargo Bank, National Association	$2,000,000	0.4%

Total:	$500,000,000	100%

Annex A to Amendment

ANNEX B

PART 1 – ASSIGNEE LENDERS

Citibank, N.A.

Goldman Sachs Bank USA

Morgan Stanley Bank, N.A.

Société Générale

The Bank of Nova Scotia

PART 2 – ASSIGNOR LENDERS

SunTrust Bank

Bank of America, N.A.

Capital One, National Association

KeyBank National Association

Natixis

Royal Bank of Canada

The Royal Bank of Scotland plc

Wells Fargo Bank, National Association

Annex B to Amendment